EXECUTION COPY

LEASE AGREEMENT
BETWEEN
CRANFORD THEATRE HOLDING CO, L.L.C. (“LANDLORD”)
AND
DC CRANFORD CINEMA, LLC (“TENANT”)

THIS LEASE AGREEMENT (“Lease”) is made and entered into this 31st day of December, 2010 (“Effective Date”), by and between Landlord, whose office is located at 250 East Broad Street, Westfield, New Jersey 07090, and Tenant, having an address at 250 East Broad Street, Westfield, New Jersey 07090, which Parties in consideration of their mutual covenants herein set forth do hereby agree as herein specified.

1.
Leased Premises and Term.  Subject to the exception and exclusions set forth below, the leased premises, referred to herein as the “Leased Premises” shall consist of such portion of the building known as The Cranford Theatre and located at 25 North Avenue, Cranford, New Jersey, 07016 (the “Building”), as such Leased Premises is more fully described in Exhibit A attached hereto, EXCEPT THAT the Leased Premises shall not include the portion of the Building described as retail stores and located on the ground level of the Leased Premises, as such portions of the Building are also delineated in Exhibit A (the “Excluded Space”).  The Building is located on that certain parcel of real estate referred to as Block _____, Lot __, on the official map of the Town of ____________ (the “Property”).  The term of this Lease starts on December 31, 2010 (the “Commencement Date”).  The term, unless sooner terminated pursuant to the terms of this Lease, shall end upon the passing of ten (10) years after the Commencement Date, subject to extension upon Tenant’s exercise of its renewal option(s).  Each year under the term shall be referred to as a “Lease Year.”  If the Commencement Date is other than the first day of a calendar month, the first Lease Year shall be the period of time from said date to the end of the month in which said date shall fall, plus the following twelve (12) calendar months.  Each Lease Year thereafter shall be a successive period of twelve (12) calendar months.

2.
Easements and Access.  Tenant’s possession and use of the Leased Premises shall be subject to all public easements, restrictions, rights of way and other matters of public record and all private easements or rights of way, whether recorded or not, as have been established by normal course of use with respect to the sidewalks, driveways and exterior portions of the building and land, paved or otherwise, on which the Leased Premises is located, all of which exterior elements of the Property shall hereinafter be referred to as the “Exterior of the Premises.”  Provided, further, that such easements, restrictions, rights of way and other matters of public record shall not unreasonably interfere with Tenant’s permitted use hereunder.

3.	Exterior of the Premises. Landlord shall retain possession and control of the Exterior of the Premises and shall repair and maintain same, including painting and sidewalks, EXCEPT, that Tenant shall repair and maintain at its own expense the marquee and any other signs it is otherwise permitted hereunder.

4.
Tenant’s Property.  Tenant shall retain the ownership of the tangible personal property used by Tenant in the operation of its business at the Leased Premises, which property is agreed generally to consist of the movie theatre equipment attached or affixed in some manner to the Building, and to include, without limitation, the seats, curtains, screens, projection booth equipment, concession stand counters and equipment, and light fixtures, together with such other tangible personal property as Tenant owns and uses in the theatre operation not in anyway affixed or attached to the Building, all of which shall be referred to as “Theatre Equipment and Fixtures.”  It is further agreed that the Theatre Equipment and Fixtures shall not include the Building outdoor marquee or any other exterior signs.  Tenant shall be free at all times hereunder to pledge, assign, or otherwise hypothecate the Theatre Equipment and Fixtures and otherwise deal with same subject to its other obligations hereunder as to use, maintenance and alterations, all as is otherwise set forth hereinafter.

5.
Landlord’s Property.  Notwithstanding the above and notwithstanding Tenant’s rights to the possession and use of same as is set forth in this Lease, it is agreed that Landlord shall at all times hereunder retain ownership of all Building fixtures, components, and systems not described above as Theatre Equipment and Fixtures, including, but not limited to, all heating, air-conditioning, ventilation, plumbing, restroom fixtures, and electric system components, and also including all Building improvements such as walls, doors, and theatre flooring and including the theatre outdoor marquee and any other exterior signs, and that no pledge, assignment, or other hypothecation permitted above for Theatre Equipment and Fixtures shall be deemed to or permitted to include or create any lien or encumbrance on the aforesaid property of Landlord.

6.
Use.  The Leased Premises shall be used and occupied only, and for no other purpose than, as a theater for the presentation of performances on film, including, but not limited to, exhibition of motion pictures or other alternative content, and other related ancillary uses including offices.  Tenant shall not (i) use or permit use of the Leased Premises for any unlawful purpose or (ii) exhibit any performances or film presentations containing pornographic content or bearing a rating that denotes extreme violence, sexual activity or other images deemed inappropriate for persons under the legal age of consent (e.g., NC-17) at the Leased Premises.  To the extent incidental to the exhibition of motion pictures or other alternative content, Tenant shall be permitted to sell candies, confections, beverages, popcorn, food products, souvenir programs, souvenir books, cigarettes and tobacco and such merchandise, novelties, records, compact disks, videos and tapes on or from the Leased Premises, but only to the extent sale of any of the aforesaid products is permitted by law.  In addition, Tenant shall be permitted to use the Leased Premises for private parties, but only incidental to the exhibition of motion pictures.  In addition Tenant shall be permitted to sell on-screen or on-premises advertising to third parties.

7.	Continuous Operation. Intentionally omitted.

8.
Pro Rata Share of Certain Building Costs.  It is specifically agreed for purposes of allocating any Common Area Costs and property taxes as set forth in Section 32 (such costs hereinafter referred to as “Pro Rata Costs”), Tenant will be responsible for 90% (“Tenant’s Pro Rata Share”) of said Pro Rata Costs as are incurred by Landlord, the details of which are set forth below in this Lease.  The parties agree that Pro Rata Costs shall not include Landlord’s repair, replacement and maintenance obligations and Landlord’s insurance obligations pursuant to Section 30.  For purposes of this Section 8, “Common Area Costs” shall mean all reasonable costs directly associated with the maintenance and upkeep of the “Common Areas” (which shall include the basement of the Building and the areas identified in Exhibit A), excluding any costs that (i) are the sole obligation of Landlord as set forth otherwise in this Lease, (ii) are the sole obligation of Tenant as set forth otherwise in this Lease, or (iii) result from the provision of services arranged and managed by Tenant and partially reimbursed by Landlord as set forth otherwise in this Lease.

9.	Rent.

(a)           Fixed Minimum Base Rent.  Tenant agrees to pay a fixed minimum rent, also called “Base Rent” in the annual totals and the monthly payment amounts, as set forth below. All fixed minimum rents and any other rent due hereunder are payable, unless stated otherwise hereunder, in advance upon the first day of each calendar month of the Lease term at the office of Landlord, or such other place as Landlord may from time to time designate.  Base Rent (and all other Rent, as defined below) will be paid to Landlord, without notice or demand and without deduction or offset of any kind, as an independent covenant of all other covenants of this Lease. Base Rent for each Lease Year under the Lease shall be as set forth in subsection (c) below:

(b)           Additional Base Rent.

 (i)           Tenant, at its sole expense, shall deliver to Seller within 30 days after the end of each Lease Year, a statement of the Gross Revenues (defined below) of the business operated in the Premises (the “Business”), which statement shall be certified by the Chief Executive Officer and the Chief Financial Officer of Tenant and is hereafter referred to as the “Certified Statement”.  Gross Revenues means all proceeds from sales of any goods and services in the operation of the Business, consisting of (without duplication) all box office receipts, group sales events, concessions, advertising revenues, party revenues, theater rentals and gift certificates (whether any of the foregoing proceeds are collected on site at the box office, through alternative contractual arrangements, or otherwise), determined in accordance with GAAP applied on a consistent basis.

(ii)           Landlord shall have thirty (30) days from the date upon which it receives the Certified Statement to raise any objection thereto by delivery of written notice to Tenant setting forth such objections in reasonable detail.  During such 30-day period, Landlord and its accountant shall have the right to inspect the books and records related to the Business during normal business hours at the Tenants’ offices, upon reasonable prior notice and solely for purposes reasonably related to the determination of the Gross Revenues of the Business and the resulting Adjustment Amount. In the event that Landlord shall fail to so deliver such written objections with respect to the Certified Statement within such 30-day period, then the Certified Statement shall be deemed final and binding on the parties.  In the event that any such objections are so delivered, Landlord and Tenant shall attempt, in good faith, to resolve such objections and, if unable to do so within fifteen (15) business days of delivery of such objections, shall designate, within ten (10) business days thereafter, a nationally or regionally recognized firm of independent public accountants, mutually satisfactory to Tenant and Landlord (the “Independent Accountants”).  In the event that Landlord and Tenant are unable to agree on the Independent Accountants within such ten-day business day period, the Independent Accountants shall be designated jointly by the independent accountants of Landlord and Tenant within twenty (20) business days thereafter.  The Independent Accountants shall resolve all remaining objections to the Certified Statement made by Landlord in accordance herewith within twenty (20) business days from their date of designation.  The determination of the Independent Accountants shall be final and binding on the parties.  The fees and expenses of the Independent Accountant shall be borne, equally, by the Landlord and Tenant.

(iii) Upon final determination of a Certified Statement for each Lease Year, if the Gross Revenue set forth in the Certified Statement is in excess of the Additional Rent Threshold (as set forth for each Lease Year in subsection (c) below), Tenant shall pay as additional rent (“Additional Base Rent”) an amount equal to 13% of the total amount of Gross Revenue in excess of the Additional Rent Threshold, not to exceed the Maximum Annual Additional Base Rent (as set forth for each Lease Year in subsection (c) below). Within ten (10) business days after the final determination of the Certified Statement, Tenant shall pay to Landlord the Additional Base Rent, if applicable, calculated pursuant to subsection (c) below.

(c)           Determination of Rent for each Lease Year.  The maximum base rent payable under the Lease shall not exceed $165,000 for the first five years under the Lease, escalating at a rate of 7.5% for each five-year period thereafter.  The total base rent for each Lease Year shall be determined through application of the Base Rent and the Additional Based Rent (as determined based on the Additional Base Rent Threshold, and the Maximum Annual Additional Base Rent) for each Lease Year, all as set forth below:

(i)  Lease Years 1 – 3.  The Base Rent for Lease Years 1 – 3 shall be $103,000.00, paid in monthly installments of $8,583.33.  The Additional Rent Threshold shall be $792,307.00.  The Maximum Annual Additional Base Rent shall not exceed $62,000.00.  Thus, during Lease Years 1 –

3, Tenant shall pay to Landlord a Monthly Base Rent amount of $8,583.33.  After the end of each of the first three Lease Years, Tenant shall pay to Landlord as Additional Base Rent 13% of the amount by which Annual Revenues for each Lease Year exceeds the Additional Rent Threshold of $792,307.00, not to exceed for each Lease Year the Maximum Annual Additional Base Rent of $62,000.00

(ii)  Lease Years 4 – 5.  The Annual Base Rent for Lease Years 4 – 5 shall be the average of the total amount of Annual Base Rent plus the Maximum Annual Additional Base Rent due from Tenant to Landlord for Lease Years 1 – 3.  [i.e.  Annual Base Rent for Lease Years 4 – 5 = ($309,000 + the sum of the amount of Maximum Annual Additional Base Rent due for Lease Years 1 – 3) / 3.]  The Annual Base Rent for each of Lease Years 4 and 5 shall be divided into and paid in 12 equal monthly installments.  The Additional Rent Threshold shall be an amount equal to the Annual Base Rent for Lease Years 4 –5 divided by 0.13.  The Maximum Annual Additional Base Rent shall be an amount not to exceed the difference between $165,000.00 less the Annual Base Rent for Lease Years 4 – 5.   [By way of illustration only, if the actual Maximum Annual Additional Base Rent due for each of the first three Lease Years is $62,000, then the Annual Base Rent for Lease Years 4 – 5 would be equal to $165,000.00 ((309,000+186,000)/3), reaching the base rent cap of $165,000 for Lease Years 1–5, thus, the Additional Rent Threshold and Maximum Annual Additional Base Rent in this event would be inapplicable.  Again, by way of illustration only, if the actual Maximum Annual Additional Base Rent due for each of the first three Lease Years is $50,000, then the Annual Base Rent for Lease Years 4 – 5 would be equal to $153,000.00 ((309,000+150,000)/3).  The Additional Rent Threshold would be $1,176,923.08 (153,000/.13) and the Maximum Annual Additional Base Rent would not exceed $12,000 (165,000-153,000).]

(iii)  Lease Years 6 – 10.  The Annual Base Rent for Lease Years 6 – 10 shall be an amount that is 7.5% greater than the Annual Base Rent for Lease Year 5. The Annual Base Rent for each of Lease Years 6 – 10 shall be divided into and paid in 12 equal monthly installments.  The Additional Rent Threshold for Lease Years 6 – 10 shall be an amount equal to the Annual Base Rent for Lease Years 6 –10 divided by 0.13.  The Maximum Annual Additional Base Rent shall be an amount not to exceed the difference between $177,375.00 less the Annual Base Rent for Lease Years 6 – 10.

RENT DEFINED.  Base Rent, Additional Base Rent and all additional rental amounts (“Additional Rent”), as outlined in Sections 32 and 33 hereof, shall be due and payable, on the dates specified for each, commencing upon the Commencement Date (as defined below).  Base Rent, Additional Base Rent and all Additional Rent due from Tenant under this Lease are sometimes referred to herein individually and/or collectively, as applicable, as “Rent”.

10.
Renewal.  Provided that: (i) Tenant is not in default (beyond all applicable notice, grace and cure periods) of any provisions of this Lease, and (ii) Tenant has not become a debtor under the Bankruptcy Code or is adjudged bankrupt or insolvent under the laws of any state, then Landlord grants to Tenant the right to extend this Lease for four (4) periods of five (5) Lease Years each under the same terms and conditions as the initial term except that Base Rent, the Additional Rent Threshold, and the Maximum Annual Additional Base Rent for said Option(s) shall be as set forth below.

(a)           First Renewal Term (Lease Years 11 – 15).  The Annual Base Rent for Lease Years 11 – 15 shall be an amount that is 7.5% greater than the Annual Base Rent for Lease Year 10.  The Annual Base Rent for each of Lease Years 11 – 15 shall be divided into and paid in 12 equal monthly installments.  The Additional Rent Threshold for Lease Years 11 – 15 shall be an amount equal to the Annual Base Rent for Lease Years 11 –15 divided by 0.13.  The Maximum Annual Additional Base Rent shall be an amount not to exceed the difference between $190,678.13 less the Annual Base Rent for Lease Years 11 – 15.

(b)           Second Renewal Term (Lease Years 16 – 20).  The Annual Base Rent for Lease Years 16 – 20 shall be an amount that is 7.5% greater than the Annual Base Rent for Lease Year 15.  The Annual Base Rent for each of Lease Years 16 – 20 shall be divided into and paid in 12 equal monthly installments.  The Additional Rent Threshold for Lease Years 16 – 20 shall be an amount equal to the Annual Base Rent for Lease Years 16 –20 divided by 0.13.  The Maximum Annual Additional Base Rent shall be an amount not to exceed the difference between $204,978.98 less the Annual Base Rent for Lease Years 16 – 20.

(c)           Third Renewal Term (Lease Years 21 – 25).  The Annual Base Rent for Lease Years 21 – 25 shall be an amount that is 7.5% greater than the Annual Base Rent for Lease Year 20.  The Annual Base Rent for each of Lease Years 21 – 25 shall be divided into and paid in 12 equal monthly installments.  The Additional Rent Threshold for Lease Years 21 – 25 shall be an amount equal to the Annual Base Rent for Lease Years 21 –25 divided by 0.13.  The Maximum Annual Additional Base Rent shall be an amount not to exceed the difference between $220,352.39 less the Annual Base Rent for Lease Years 21 – 25.

(d)           Fourth Renewal Term (Lease Years 26 – 30).  The Annual Base Rent for Lease Years 26 – 30 shall be an amount that is 7.5% greater than the Annual Base Rent for Lease Year 25.  The Annual Base Rent for each of Lease Years 26 – 30 shall be divided into and paid in 12 equal monthly installments.  The Additional Rent Threshold for Lease Years 25 – 30 shall be an amount equal to the Annual Base Rent for Lease Years 25 –30 divided by 0.13.  The Maximum Annual Additional Base Rent shall be an amount not to exceed the difference between $236,878.82 less the Annual Base Rent for Lease Years 25 – 30.

Landlord shall provide courtesy notification in writing of such renewal right as provided herein not more than three hundred sixty-five (365) days prior to the expiration of the then-current term (“Courtesy Notice”).  In the event Tenant elects to exercise any renewal option, Tenant shall notify Landlord no more than three hundred sixty-five (365) days prior to the expiration of the then-current term up to one hundred twenty (120) days after receipt of Landlord’s Courtesy Notice.  If this Lease is terminated during the initial term or any extensions thereof for any reason whatsoever, Tenant shall have no rights to extend this Lease pursuant to this Section 10.

11.
Holdovers. In the event Tenant does not surrender the Leased Premises at the expiration or termination of this Lease, but holds over without the prior written consent of Landlord, Tenant shall be obliged to perform all of the obligations of the Tenant as are stated herein, except that the Base Rent shall be twice the amount called for.

12.
All Rents Due if Tenant Quits Prior to End of Term.  In the event that Tenant, without written consent of Landlord, vacates the Leased Premises before expiration of the term, all Base Rent and all Additional Rent shall continue as if Tenant were still in possession.  However, Landlord shall have the obligation to mitigate its damages, and Tenant shall receive offset for any funds received by Landlord in mitigation of Landlord’s damages, but only if and when and as such funds in mitigation of Landlord’s damages are actually received by Landlord.

13.	Security Deposit. Intentionally Omitted.

14.
Limited Liability of Landlord.  Tenant agrees that the liability of Landlord under this Lease and all matters pertaining to or arising out of the tenancy and the use and occupancy of the Leased Premises shall be limited to Landlord’s interest in the Property, and in no event shall tenant make any claim against or seek to impose an personal liability upon any individual, general or limited partner of any partnership, or principal of any firm or corporation or member of any company that may now be or hereafter become the landlord, except upon such individual’s negligence or intentional misconduct.

15.	Compliance with Environmental Laws and Regulations.

(a)           The following terms as used in this Lease shall have the meaning set forth below:

(i)“Environmental Law(s)” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, guidelines, policies or requirements of any governmental authority regulating or imposing standards of liability or standards of conduct (including common law) concerning air, water, solid waste, hazardous waste, Hazardous Materials, worker and community right-to-know, hazard communication, noise, radioactive material, resource protection, health protection and similar environmental, health and safety concerns as may now or at any time hereafter be in effect.  Such laws include, but are not limited to, RCRA, the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq., the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., CERCLA, the Clean Air Act, 42 U.S.C. 7401, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., the Toxic

Substance Control Act, 15 U.S.C. 2601, et seq., the Federal Insecticide Fungicide and Rodenticide Act, 7 U.S.C. 136, et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. (“ISRA”), and any analogous state, provincial, or local statutes (including any superlien and property transfer statutes), and the regulations promulgated thereunder, all as amended and effective on the date hereof and including subsequent amendments thereto.

(ii) “Hazardous Materials” means any petroleum, petroleum products, fuel oil, derivatives of or additives to petroleum products or fuel oil, PCBs, explosives, reactive materials, ignitable materials, corrosive materials, hazardous chemical, hazardous wastes, hazardous substances, hazardous air pollutants, air pollutants, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, medical waste, biomedical waste, asbestos, any mixture of sewage or other waste material that passes through a sewer system to a treatment facility, any industrial waste-water discharges subject to regulation and any infectious materials, as such foregoing terms may be defined in the Environmental Laws, and any other element, compound, mixture, solution or substance which may pose a present or potential hazard to human health or the environment.

(iii) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, including the movement of any Hazardous Materials or other substance through or in the air, soil, surface water, groundwater, or property; the term “Released” has a corresponding meaning.

(b) Landlord represents and warrants that (i) it is not subject to any and has no knowledge of any threatened, potential, or pending, liability, penalty or expense (including legal fees) in connection with the ownership of the Property by virtue of any violation of any Environmental Law; (ii) it has not stored, treated, disposed of, released or discharged on, under or about the Property any Hazardous Materials or allowed any other person or entity to do so; and (iii) it has not used, generated, manufactured or produced on, under or about the Property or transported to or from the Property any Hazardous Materials or allowed any other person to do so.

           (c)           Landlord further represents and warrants that it is in compliance with all applicable Environmental Laws, and has obtained and complied with any and all permits required under such laws, with respect to the Leased Premises.

           (d)           Without limitation to any other provision of this Lease, Landlord hereby agrees to defend and to indemnify and hold Tenant harmless from and against any and all claims, losses, liabilities, damages, and expenses (including, without limitation, reasonable cleanup costs and attorneys fees arising under this indemnity) which arise from any Release of Hazardous Substances caused by Landlord or its employees, contractors, agents, affiliates or invitees at the

Property, or which arise from any trigger of obligations under ISRA caused by or on behalf of Landlord, its employees, contractors, agents, affiliates or invitees with respect to the Property.  Landlord’s obligations hereunder shall survive any termination of this Lease.

(e)Tenant at all times shall comply, at Tenant’s sole cost, with all provisions of all Environmental Laws as are applicable to Tenant and Tenant will at no time use the Leased Premises in any way that creates liabilities or incurs any cost or increase in cost for Landlord on account of any Environmental Law or regulation, including but not limited to ISRA and the regulations promulgated thereunder.  Tenant agrees to provide Landlord, at no cost to Landlord, such estoppel certificates and affidavits as are requested by Landlord as to the non-use of any Hazardous Materials in violation of Tenant’s obligations hereunder and as to any other such matter as is reasonably requested by Landlord with respect to Tenant’s obligations hereunder.  Without limitation to any other provision of this Lease, Tenant hereby agrees to defend and to indemnify and hold Landlord harmless from and against any and all claims, losses, liabilities, damages, and expenses (including, without limitation, reasonable cleanup costs and attorneys fees arising under this indemnity) which directly arise from any Release of Hazardous Substances caused by Tenant or its employees, contractors, agents, affiliates or invitees at the Property during its occupancy of the Leased Premises and/or the Term of this Lease, or which arise from any trigger of obligations under ISRA caused directly by or on behalf of Tenant, its employees, contractors, agents, affiliates or invitees with respect to the Leased Premises.  Tenant’s obligations hereunder shall survive any termination of this Lease.

16.
Subordination to Mortgages.  This Lease is expressly made subject and subordinate to any mortgage, ground lease, underlying lease or like encumbrance affecting any part of the Leased Premises or any interest of Landlord therein which is now existing or hereafter executed or recorded.  Notwithstanding the subordination of this Lease to any mortgage as may be set forth in this Lease, Tenant’s right to possession of the Leased Premises shall not be disturbed if Tenant is not in default under this Lease and so long as Tenant shall attorn to and pay the rents and other amounts required to be paid to Landlord or Landlord’s successor in interest as same are due pursuant to the terms hereof, whatever the case may be, provided only that this Lease is not otherwise terminated pursuant to its terms.  The provisions of this Section 16 shall be self-operative and no further instrument of subordination and non-disturbance shall be required; however, Landlord hereby agrees to use reasonable efforts to obtain for Tenant a non-disturbance agreement from any current or future mortgagee and any current or future underlying lessor, in the reasonable standard form customarily employed by such mortgagee or lessor, and this Lease shall be contingent upon the delivery of same in respect of any mortgagee or underlying lessor existing on the Commencement Date, in that the failure to deliver the same to Tenant executed by Landlord’s mortgagee within five (5) days of the Commencement Date shall entitle the Tenant to terminate this Lease by notice to the Landlord which notice may be given at any time prior to the receipt of such agreement.

17.
Condemnation. If the Property, Building or any substantial part thereof wherein the Leased Premises are located shall be taken by public or quasi-public authority under any power of eminent domain or condemnation, or in the event of conveyance in lieu thereof, this Lease shall terminate upon the taking of actual possession by the condemning authority and the Tenant shall have no claim or interest in or to any award of damages for such taking or conveyance, except for (i) moving, relocation and any other amounts which may be payable to a lessee and (ii) any amounts paid relating to Tenant’s leasehold, the Theatre Fixtures and Equipment and any of Tenant’s additions, alterations, and improvements.

18.
Building Regulations.  Landlord reserves the right from time to time to promulgate and/or revise such reasonable building regulations as it shall, in its reasonable discretion, see fit with regard to access and common areas, etc., of the Building.  Tenant agrees to comply with all such reasonable regulations on notice to it.  No such rule or regulation shall restrict the access of the public to the Leased Premises without the prior consent of Tenant, which shall not be unreasonably withheld.

19.
Other Tenant Acts. Notwithstanding any provisions to this Lease to the contrary, Landlord shall not have any liability to Tenant, for damages or otherwise, on account of any violation of any such regulations as set forth in the previous Section or on account of any violations of any provision of any lease or agreement with any other tenants in the Building, except if such damage is caused by the negligence or willful misconduct of Landlord, or Landlord’s agents or representatives.

20.
Assignment and Sublet.  (a) Tenant shall not assign this Lease or any interest herein or sublet the Leased Premises or any portion thereof for the benefit of anyone other than Tenant, or in any other manner convey or transfer all or any part of Tenant’s interest under this Lease (each and all a “Transfer”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld.  Landlord’s consent to a proposed assignment or sublet shall not be withheld, provided first that:

1)	All covenants, agreements, and obligations of this Lease imposed on Tenant shall have been fully complied with and current at the date Landlord’s consent is requested.

2)
The proposed assignee/subtenant establishes to Landlord, to a reasonable certainty, that it has the business, legal and financial ability to perform satisfactorily all of Tenant’s obligations under the Lease.

3)
In the event such assignment or sublet is permitted, the same shall be evidenced in writing, properly executed and acknowledged by both assignee/subtenant and assignor, in which writing the assignee/subtenant shall expressly accept, assume and agree to  perform for Landlord’s benefit all the terms, conditions and limitations contained in the Lease.

4)	Tenant shall pay to Landlord, as a part of Additional Rent, the reasonable costs and fees incurred by Landlord in reviewing any request by Tenant for Landlord’s consent hereunder.

(b) Notwithstanding subsection (a) hereinabove, Tenant may transfer all or part of its interest in this Lease or any part of the Leased Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of the Landlord or being subject to subsection (a) hereinabove:  (1) an Affiliate of Tenant, or (2) to any person or entity which owns and/or operates a movie theatre business with a minimum of 25 screens (a “Third Party Transferee”), in either case provided that Landlord shall have received a copy of the transfer document(s) which shall provide in writing the Third Party Transferee’s acknowledgement and acceptance of the terms and provisions of this Lease.  For purposes of this Section 20, “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Tenant.

(c)  In the event of any assignment of the Lease or sublet of the Leased Premises, the tenant assigning or subletting the Lease (the “Original Tenant”) shall NOT be relieved or discharged from the performance of any covenants, agreements, or obligations imposed on any tenant under the Lease and the Original Tenant  shall stand as co-obligor, jointly and severally liable for or bound under all covenants, agreements, liabilities, and obligations whatsoever imposed by this Lease, as it may hereafter be amended, extended, or renewed.  Provided, however, that the Original Tenant will not be bound by any Lease amendment unless it is provided notice thereof and consent thereto.

21.
Right of First Refusal after Bankruptcy.  In the event that there is any transfer by operation of law of Tenant’s interest in this Lease as may occur by the filing of any petition in bankruptcy or other insolvency proceeding, or if there is any such filing and Tenant remains a debtor in possession, then Landlord shall have the right of first refusal to meet the terms of any offer of purchase of Tenant’s interest in this Lease and to additionally purchase any of the Theatre Equipment and Fixtures, as are described in this Lease, as may be subject to any proposed offer of purchase. The granting of this right of first refusal shall not be a waiver by Landlord of any right it may otherwise have to terminate this Lease in the event of any default nor shall it be a waiver by Landlord of any other rights or remedies it may have under this Lease, but it shall be a right it shall have in addition to any such other rights and remedies.  Any purchase it shall make pursuant to its right of first refusal shall not be a waiver of or otherwise reduce any amount which Tenant may otherwise owe to Landlord hereunder.

22.	Late Charge and Interest. Tenant shall pay to landlord a sum equal to 5% if any Rent and/or any other payment as set forth and due hereunder not received by

Landlord within ten (10) days of the date same shall become due.  In addition, if Tenant fails to pay Rent when due, or fails, after notice, to take any action required of it under this Lease, which action is then taken by the Landlord, Tenant shall pay to Landlord interest at the rate of one and one half (1-1/2%) per cent per month on the monies expended by the Landlord to cure any default of the Tenant, said interest to run from the date the same becomes due from Tenant until the date of payment.  In the event that said interest rate is not allowable by law, then the  interest to be paid shall be the highest rate allowable by law. No interest shall be due provided Rent is paid on or before the 10th day after it becomes due.

23.
Liens and Encumbrances. Tenant shall not create, permit or suffer any mechanic’s or other lien or encumbrance on or affecting the Leased Premises, except as otherwise provided herein, or the fee ownership of Landlord.   If any such lien or encumbrance shall at any time be filed or imposed against the Leased Premises or such fee ownership, Tenant, within 45 days after notice of the filing or imposition thereof, shall cause same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or as otherwise permitted by law.  If Tenant shall fail to cause such lien or encumbrance to be discharged within such period, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge thereof by deposit or by bonding proceedings, and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien or encumbrance by the lienor and to pay the amount of the judgment for and in favor of the lienor with interest, costs and  allowances.  All amounts so paid by Landlord and all of its costs and expenses in connection therewith (including court costs and reasonable attorney’s fees), together with interest at the higher legal rate then in effect, shall be deemed to be a part of Additional Rent under this Lease and shall be paid by Tenant to Landlord promptly upon demand by Landlord.

24.
Repairs and Maintenance by Tenant.  Tenant, at its sole cost, shall be responsible for all interior maintenance and repair of the Leased Premises, including the maintenance and repair of Tenant’s interior building components, floors, lavatories, fixtures, equipment, improvements, and systems, including all heating, ventilating, air conditioning, electric, gas, plumbing, or other systems serving the Leased Premises (excluding repairs and/or replacement to exterior walls, load bearing walls, windows, sidewalks, other structural components of the Building, the roof, driveway, parking, or other blacktop), and including all of the Theatre Equipment and Fixtures, and without limitation of the above, Tenant agrees at its sole cost to:

(a) Maintain all interior non-structural components of the Leased Premises, regardless of whether the same is the property of Tenant or not, in good repair, painted, and in sanitary condition, neat and clean appearance, and free of any infestation, and maintain the general cleanliness of all components of the Leased Premises, including interior and exterior window cleaning.

(b)           Maintain and use the Leased Premises utility services safely and in the way for which they were intended.

(c)Promptly notify Landlord of conditions which need repair beyond Tenant’s maintenance obligations and promptly execute repairs which are the responsibility of Tenant. In addition to the above, Tenant, at is sole cost, shall be responsible for and promptly perform the maintenance of the marquee and other exterior signs utilized by Tenant.

25.
Litter and Trash Removal.  In addition to the above, Tenant shall avoid littering on the Building grounds, including but not limited to any littering by Tenant’s employees, agents, customers, or other invitees or licensees and Tenant shall be responsible for proper disposal of its garbage, trash, debris, end-product, byproduct, or other waste in a proper manner, complying with all applicable municipal or Building rules and regulations, with respect to same and not permit the blowing or release of litter or rubbish from the Leased Premises or from Tenant’s trash containers or the spoilage of any trash therein and position same on the Leased Premises so as not to obstruct the business of other occupants in the Building.

26.
Repairs and Maintenance by Landlord at Landlord’s Cost.  At Landlord’s sole cost, unless the need for said repairs was caused by Tenant’s misuse, or the misuse of any of its agents, employees, representatives, visitors, deliverymen, customers, invitees, or licensees, Landlord shall maintain and make all repairs and/or replacements to exterior walls, load bearing walls, windows, sidewalks, other structural components of the Building, the roof, driveway, parking, or other blacktop.  Landlord shall have no obligation to provide any cleaning or window washing to any portion of the Leased Premises.

27.
Snow and Ice Removal by Tenant.  At a cost to be borne 90% by Tenant and 10% by Landlord, Tenant will arrange and maintain snow removal services for the sidewalks and any driveways, parking areas, or other access areas serving the Property and Building.  Tenant shall maintain snow removal services in a manner sufficient to facilitate safe ingress and egress by Building occupants, customers and invitees to and from the Building and Property. Landlord agrees to provide Tenant a monthly Rent credit or offset to cover 10% of the total actual snow removal costs, which costs shall not include any override or overhead charges.

28.
Utilities and Services.  The parties hereby acknowledge and agree that the Leased Premises are not separately metered for certain utilities and services, namely water, gas and electricity.  As such, Tenant agrees to pay or cause to be paid directly to the providers thereof all charges for gas, electricity, light, heat, power, water and sewer charges, and other utilities and services used, rendered or supplied upon or in connection with the Building throughout the term of this Lease.  Landlord agrees to provide Tenant a monthly Rent credit or offset in an amount of 8% of Tenant’s total monthly water, gas and electrical costs to cover the costs of such utilities and services provided to the Excluded Space.  Such credit shall be applied to the next succeeding month’s Rent payment following payment of said water, gas and electrical costs.  Landlord shall bear no responsibility for or liability to Tenant for any interruption, cessation, curtailment, inadequacy or discontinuance of any type of utilities or services used, rendered or supplied upon the Leased Premises or in connection with the activities conducted upon the Leased Premises.  Tenant agrees to pay or cause to be paid directly to the providers thereof for all charges for any utility or service that is provided solely to the Leased Premises, such as telephone service.  Landlord shall have the right, it its sole discretion, to install separate meters for the Leased Premises at its sole cost.  In the event separate meters for water, gas or electric are installed in the Leased Premises, the parties agree that the above described Rent credit or offset shall be no longer in effect and each party shall pay its individually metered utility costs directly to the utility provider.

29.	Tenant’s Insurance. Tenant, at its sole cost and expense, shall maintain in full force and effect throughout the Term:

(a) Commercial General Liability insurance on an occurrence basis against claims for personal injury, death and/or property damage occurring in or about the Leased Premises with limits of not less than Five Million Dollars ($5,000,000) each occurrence for bodily injury and property damage combined, Five Million Dollars ($5,000,000) annual general aggregate, and Five Million Dollars ($5,000,000) products and completed operations annual aggregate;

(b) during the performance of any alterations, Builder’s Risk insurance on an “all risk” basis and on a completed value form including a “Permission to Complete and Occupy” endorsement, for full replacement value covering the interest of Landlord and Tenant (and their respective contractors and subcontractors), and any mortgagee in all work, materials and equipment performed or incorporated in or about the Leased Premises;

(c) Business Interruption Insurance;

(d) Workers’ Compensation coverage, as required by Law; and

(e) any additional insurance Tenant may deem appropriate to insure its own property in the Building, including the Theatre Equipment and Fixtures, as Landlord shall have no obligation to insure any of Tenant’s personal property, including the Theatre Equipment and Fixtures.

Tenant’s liability insurance policy or policies shall:  (i) include premises and operations liability coverage, products and completed operations liability coverage, broad form property damage coverage including completed operations, blanket contractual liability coverage, including coverage for the indemnification obligations of Tenant under this Lease, and personal and advertising injury coverage; (ii) provide that the insurance company has the duty to defend all insureds under the policy; (iii) provide that defense costs are paid in addition to and do not deplete any of the policy limits; and (iv) cover liabilities arising out of or incurred in connection with Tenant’s use or occupancy of the Leased Premises.  In addition, Tenant’s liability insurance policy shall:  (1) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; (2) provide that it is primary to and not contributing with, any policy of insurance carried by Landlord covering the same loss; and (3) name Landlord, its parent, subsidiary, or other entity controlled by or under common control with Landlord (its “Affiliates”), any property manager, and such other parties in interest as Landlord may from time to time reasonably designate to Tenant in writing, as additional insureds using the standard ISO Additional Insured form CG 20 11 01 96 or similarly worded form.

Prior to occupancy of the Leased Premises by Tenant, and not less than thirty (30) days prior to expiration of any policy thereafter, Tenant shall furnish to Landlord a certificate of insurance reflecting that the insurance required by this Section is in force, accompanied by an endorsement showing the required additional insureds reasonably satisfactory to Landlord in substance and form.  Notwithstanding the requirements of this Section, Tenant shall at Landlord’s request provide to Landlord a certificate of insurance evidencing each insurance policy required to be in force at any time pursuant to the requirements of this Lease.

30.
Landlord’s Insurance.  At Landlord’s sole cost, Landlord will obtain a policy or policies of insurance covering the Building of which the Leased Premises are a part and insuring same against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “all risk” property insurance policies for the full insurable value thereof or replacement cost value thereof in such amounts as are commercially reasonable.  Said insurance will contain rent interruption coverage, payable to Landlord, for any period in which Rent hereunder is otherwise suspended due to fire or other loss.

31.
Mutual Waiver of Right of Recovery & Waiver of Subrogation.  Landlord and Tenant each hereby waive any right of recovery against each other for any loss or damage that is covered by any policy of property insurance maintained by either party (or required by this Lease to be maintained) with respect to the Property, Building, the Leased Premises or any personal property maintained or operation conducted therein, regardless of cause, including negligence (active or passive) of the party benefiting from the waiver.  If either party shall be unable to obtain the inclusion of such clause even with the payment of an additional premium, then such party shall attempt to name the other party as a loss payee under the policy.  If the payment of an additional premium is required for either the inclusion of, or consent to, a waiver of subrogation, or for naming any party a loss payee, such party shall advise the other, in writing, of the amount of any such additional premiums and the other party may pay such additional premium.  If such other party shall not elect to pay such additional premium or if it shall not be possible to have the other party named as a loss payee, even with the payment of an.

additional premium, then the first party shall not be required to obtain such waiver of subrogation or consent to waiver provision or to name the other party as an additional insured.

32.	Property Taxes.

(a) Tenant covenants and agrees to pay, as part of Additional Rent, Tenant’s Pro Rata Share of all real estate taxes, assessments, water rates and charges, and other governmental charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, including but not limited to assessments for public improvements or benefits which shall be laid, assessed, levied or imposed upon and become due and payable, and a lien upon the Property and Building of the Leased Premises for any and all tax years during the term hereof (all of which real estate taxes, assessments, charges, levies or other governmental charges are referred to as “taxes”).  The sum of the taxes assessed against the Building for any tax year during the term hereof shall be deemed to be the taxes assessed against the Building for said tax year and Tenant’s Pro Rata Share of same shall be 92%.

(b) Landlord will deliver to Tenant an invoice for real estate taxes as same become due and payable by Landlord.  Currently, real estate taxes are payable on a quarterly basis.  Upon receipt but no later than ten (10) business days after receipt of Landlord’s invoice, Tenant shall pay to Landlord Tenant’s Pro Rata Share of the real estate taxes then due.

(c) All real estate taxes which shall become payable for the first and last tax years of the term hereof shall be apportioned pro rata between Landlord and Tenant in accordance with the respective number of months during which each party shall be in possession of the Leased Premises in said respective tax year.

(d) If Landlord shall obtain a remission or a refund of all or any part of the real estate taxes heretofore paid by Tenant for any year, Landlord shall promptly refund to Tenant (or credit Tenant with) its proportionate share of such remission or refund, after pro rata deduction of all expenses incurred in connection therewith.

(e) If at any time during the term of this Lease the methods of taxation prevailing at the commencement of the term hereof shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of the real estate taxes or assessments no levied, assessed or imposed, there is imposed: (i) a tax, assessment, levy, imposition or a charge wholly or partially as a capital levy or otherwise, on the rents received therefrom, (ii) a tax assessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Leased Premises and imposed upon Landlord, or (iii) a license fee measured by the rent payable under this Lease, than all such taxes, assessments, levies, impositions and charges, or the part thereof so measured or based, shall be deemed to be included in the general real estate taxes and assessments payable by Tenant pursuant to this Section and Tenant shall pay and discharge the same as herein provided in respect of the payment of general real estate taxes and assessments.

33.
Payment of Pro Rata Costs.  With respect to all items due from Tenant to Landlord hereunder and referred to as Pro Rata Costs, all such items shall be a part of Additional Rent due hereunder.  Unless payment is specified to be otherwise elsewhere in this Lease, they shall in each instance be due and promptly paid by Tenant when proof of payment by Landlord is presented to Tenant, no later than the first day of the month following the month of presentation by Landlord, providing that Tenant shall have at least fifteen (15) days’ notice of same.

34.
Permits and Certificate of Occupancy.  Upon signing of the Lease, Tenant, on behalf of the Landlord, as necessary, shall apply for and diligently pursue the obtaining of all necessary certificates, permits and other approvals, in final, non-appealable fashion and subject only to conditions that are reasonably acceptable to Tenant (“Permits and Approvals”) from any and all necessary governmental and quasi-governmental agencies and authorities for Tenant’s proposed use of the Leased Premises as a movie theater and Tenant’s related operations.  Landlord shall provide reasonable cooperation to Tenant in connection with all Permits and Approvals required.  In the event all Permits and Approvals are not issued within three (3) months from the Commencement Date, Tenant shall have the right to terminate this Lease upon written notice to Landlord.  Landlord understands and acknowledges that Tenant shall have the right to deem as unacceptable any condition of a Permit or Approval that would in any material respect (i) interfere with or otherwise limit Tenant’s use of the Leased Premises for the use described in Section 6 above, (ii) interfere with or otherwise limit Tenant’s access to the Leased Premises, or (iii) impose any additional obligation on Tenant that would have a material adverse effect on Tenant’s use and enjoyment of the Leased Premises as provided for in this Lease.  In the event of any termination pursuant to the provisions of this Section 34, neither party shall have any further obligations under this Lease except for obligations, such as indemnifications, theretofore accrued including past-due and unpaid rent.  Landlord represents and warrants that the Building has a valid and current Certificate of Occupancy and is in compliance with all applicable local zoning and building codes, ordinances and regulations.

35.
Alterations.  Provided the Lease is then current as to all Tenant obligations, the consent of Landlord to alterations, additions or improvements requested by Tenant shall not be unreasonably withheld.  Notwithstanding the foregoing the alterations, additions or improvements set forth on Exhibit B are hereby consented to by the Landlord.  Any such alterations, additions or improvements must be done in a workmanlike manner in keeping with all building codes and regulations and in no way harm the structure of the Leased Premises.  At the expiration of this Lease or any extension thereof, Tenant, at its expense, must restore the Leased

Premises to their original condition, except as to those alterations that shall have been permitted by Landlord in writing to remain.  All of such alterations, additions, or improvements as shall be permitted by Landlord shall be made solely at the expense of Tenant, and Tenant agrees to protect, indemnify and save harmless Landlord on account of any injury to third persons or property by reason of the construction of such alterations, additions, or improvements, and to protect, indemnify and save harmless Landlord from the payment of any claim of any kind or character and account of bills for labor or material in connection therewith.

36.	Events of Default. The following shall be deemed events of default under the Lease (herein called an “Event of Default”):

(a) If Tenant fails to pay any installment of Rent or any other sum required to be paid by Tenant hereunder and such failure shall continue for the period of ten (10) business days after receipt of notice from Landlord; or

(b)If Tenant makes an assignment for the benefit of creditors; or

(c) If a decree or other order by a court having jurisdiction shall have been entered adjudicating the Tenant a bankrupt or insolvent, or approving as properly filed a petition seeking, under the Federal Bankruptcy Laws or any other similar applicable Federal or state law, the reorganization of Tenant or the composition, extension or arrangement of the liabilities of Tenant, and such decree or order continues undischarged for ninety (90) days, or if a decree or order by a Court for the appointment of a receiver or trustee or assignee in bankruptcy or insolvency of Tenant shall have been entered and such decree or other order shall have remained in force undischarged for ninety (90) days; or

(d) If Tenant institutes proceedings for a decree or order of the kind mentioned in subsection (b) or files a consent to any such decree mentioned in subsection (b); or if Tenant admits in writing its inability to pay its debts as they become due; or

(e) If Tenant vacates or abandons the Leased Premises and permits the same to remain  abandoned for thirty (30) consecutive days, except  for  fire or other casualty; or

(f) If Tenant assigns, mortgages or encumbers this Lease, except as provided for in this Lease, or sublets the whole or any part thereof, except as provided for in this Lease, or if this Lease shall be transferred or pass to any person, firm or corporation by operation of law except as provided in this Lease;

(g) If Tenant fails to perform or observe any other requirement of this Lease not hereinbefore in this section specifically referred to and such failure continues for thirty (30) days after receipt of written notice thereof from Landlord, which thirty (30) days shall be extended as is reasonably necessary if cure would reasonably require more than thirty (30) days, PROVIDED that cure is commenced within said thirty (30) day period, and FURTHER PROVIDED Tenant is not in default in any other obligations of Tenant under the Lease.

37.	Remedies on Default.

(a) In the event of any Event of Default as defined in Section 36 above (provided same is an uncured default in cases where there exists a grace period and cure right), or if Tenant shall be  vacated by summary proceedings or otherwise, the Landlord, in addition to other remedies herein contained, or as may be permitted by law, may re-enter the Leased Premises and the same have and again possess and enjoy; and as agent for the Tenant or otherwise, re-let the Leased Premises and receive the rents therefor and apply the same, first, to the payment of such expenses, reasonable attorneys’ fees and costs as the Landlord may have incurred in re-entering and repossessing the Leased Premises and in making such repairs and alterations as may be necessary; and, second, to the payment for such rent as may be in arrears and also the rent as may accrue subsequent to the re-entry by the Landlord, to the extent of the difference between the rent reserved hereunder and the rent, if any, received by the Landlord  during the remainder of the unexpired term hereof, after deducting the aforementioned expenses, fees and costs; the same to be paid as  such deficiencies arise and are ascertained each month.

(b) Additionally, upon the occurrence of an Event of Default (which shall include Tenant’s failure to cure the default within any applicable grace periods set forth in Section 36 above), Landlord shall have the right but not the obligation, upon giving ten (10) days’ notice in writing to Tenant, to declare this Lease and the term hereof terminated on the date fixed in such notice as if such date were the originally fixed expiration date of the term of this Lease (but Tenant shall retain liability as set forth in subsection (c) below), and Landlord shall then have the right to re-enter the Leased Premises and remove all persons, goods, fixtures, and chattels from the Leased Premises without liability for damages in accordance with all laws. In case of any such default, re-entry, expiration,  termination and/or dispossession by summary proceedings or otherwise:

(i)  the rent shall continue to accrue as if Tenant were in continuing possession of the Leased Premises, and the following shall become due and payable:  such expenses as Landlord may incur for legal expenses, attorneys’ fees, brokerage and/or putting the Leased Premises in good order, or for preparing the same for re-letting;

(ii) the Landlord may re-let the Leased Premises or any part or parts thereof, either in the name of the Landlord or otherwise, for a term or terms which may, at Landlord’s option, be less than or exceed the period which would otherwise have constituted the balance of the initial term, and may grant concessions or free rent on market terms and conditions; and

(iii) Tenant shall also pay Landlord, as damages, the deficiency between the rent hereby reserved and/or covenanted to be paid and the rent amount, if any, of the rents collected on account of the lease or leases of the Leased Premises for each month of the period which would otherwise have constituted the balance of the initial term.   When computing the amounts which shall be due from Tenant, there shall be added to such deficiency the expenses which Landlord may incur in connection with re-letting, such as but not limited to legal expenses, attorneys’ fees, brokerage fees, and costs of keeping the Leased Premises in good order or for preparing the same for re-letting.   Any such amounts due from Tenant shall be paid in monthly installments by Tenant on the rent day specified in this Lease, and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding.  The termination of this Lease by Landlord in connection with default by Tenant hereunder shall not be construed as or constitute a release of Tenant’s liability for all terms, covenants and conditions on Tenant’s part to be complied with for what would have constituted the entire term of this Lease including, as the case may be, the then extension term or any extension term for which an option has been exercised,  subject to mitigation as aforesaid.

(c) In the event of a breach or threatened breach by Tenant of any of the covenants or provisions of this Lease, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings and other remedies were not herein provided for.   Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy in law or in equity.

(d) No receipt of rent by Landlord from Tenant after the valid termination of this Lease shall reinstate, continue or extend the term of this Lease.   No receipt of rent after the commencement of suit, or after final judgment for possession of the Leased Premises shall reinstate, continue or extend the term, or affect the suit of said judgment.  No receipt of rent by Landlord shall be deemed received other than on account of the total rent due, and may be applied by Landlord against rents due in such manner as Landlord may determine, without the receipt thereof constituting an accord or satisfaction.

(e) Any equipment, fixtures, goods or other property of Tenant, not removed by Tenant upon the termination of this Lease, or upon Tenant’s abandonment of the Leased Premises, or upon Tenant’s eviction from the Leased Premises, shall be considered as abandoned and Landlord shall have the right, without any notice to Tenant, to sell or otherwise dispose of the same, at the expense of Tenant, and shall not be accountable to Tenant for any part of the proceeds of such sale, if any.

(f)           No remedy or election given by any provision in this Lease shall be deemed exclusive unless so indicated, but each shall, whenever possible, be cumulative with all other remedies in law or equity unless otherwise specifically provided.

38.
Indemnification.  Tenant, at its sole cost and expense, shall indemnify, protect, defend and hold Landlord, and Landlord’s agents and representatives, harmless from and against any claims arising from (a) the acts or omissions of Tenant or Tenant’s agents, employees, representatives, visitors, deliverymen, customers, invitees, or licensees in or about the Leased Premises, or (b) an Event of Default (as defined in Section 36  above), or (c) any loss, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Leased Premises during the term, excepting only claims described in clause (c) to the extent they are caused by the breach of this Lease by Landlord, or the willful misconduct or negligent acts or omissions of Landlord or Landlord’s agents and representatives.  Landlord, at its sole cost and expense, shall indemnify, protect, defend and hold Tenant, and Tenant’s agents and representatives, harmless from and against any claims arising from the willful misconduct or negligent acts or omissions of Landlord or Landlord’s agents or representatives in or about the Leased Premises.

39.
No Recording.   Neither this Lease, nor any Memorandum thereof, shall be recorded.  In the event Tenant violates this provision, at Landlord’s option, this Lease may be deemed terminated, effective immediately.

40.	Delivery of Lease. No rights are to be conferred upon the Tenant until this Lease has been signed by the Landlord and an executed copy of the Lease has been delivered to the Tenant.

41.	Binding Effect. This Lease shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, subject, however, as to Tenant, to the provisions of Section 20.

42.
Landlord Defined.  The term “Landlord” as used in this Lease, so far as Landlord’scovenants and agreements under this Lease are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee title to the Leased Premises.   In the event of any conveyance of such fee title, Landlord herein named and each subsequent grantor shall be automatically relieved, from and after the date of such conveyance, of all liability as respects the performance of any of Landlord’s covenants and agreements thereafter to be performed, and such grantee shall be bound by all of such covenants and agreements thereafter to be performed only during the time of its ownership.

43.
No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of any agreement, term, provision or condition of this Lease, shall not constitute a waiver thereof and said party shall have all remedies provided herein and by applicable law with respect to any subsequent act, which

would have originally constituted a violation.   The receipt by Landlord of Rent with knowledge of the breach of any covenant, agreement, term, provision or condition of this Lease shall not be deemed as a waiver of such breach.   No provision of this Lease shall be deemed to have been waived, unless such waiver is in writing signed by the party by whom enforcement is sought.

44.
Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent stipulated in this Lease shall be deemed to be other than on account of the earlier stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease by law.

45.
Broker.  Tenant and Landlord warrant that they have not dealt with any real estate broker.  In the event of any misrepresentation by either Landlord or Tenant in this Section, each party agrees to hold the other harmless, including any costs, interest and counsel fees.

46.
Lease Provisions Not To Be Strictly Construed To Detriment Of Landlord.  This Lease shall not be construed against Landlord, but rather shall be fairly and reasonably interpreted as having been mutually agreeable to all parties all of whom had equal bargaining strength and the representation of counsel.

47.
Relationship of the Parties.  It is agreed that nothing in this Lease shall be deemed or construed as creating a partnership or joint venture between Landlord and Tenant, or between Landlord and any other party, or cause Landlord to be responsible in any way for the debts or obligations of Tenant, or any other party, and neither party to this Lease shall hold out to any person that any such partnership or joint venture exists between Landlord and Tenant.

48.
Rooftop Communication Equipment.  Tenant shall have the right to install and operate microwave transmitter-receivers (“Satellite Dishes”) of a weight, height and width reasonably necessary for Tenant’s use of the Leased Premises; provided, however, the number of Satellite Dishes and the individual and aggregate weight, height and width of same shall not result in any damage to any portion of the roof or the Building.  The Satellite Dishes shall not interfere with Landlord’s obligations to repair and maintain the roof. Tenant shall pay any federal, state and local taxes applicable to the installation and use of the Satellite Dishes and Tenant shall procure, maintain and pay for and obtain all fees, permits and governmental agency licenses necessary in connection with the installation, maintenance and operation of such Satellite Dishes.  Prior to the expiration or earlier termination of the term of this Lease, Tenant shall remove any Satellite Dishes and all wires and cables used in connection with such Satellite Dishes, and shall restore and repair all damage to the Building occasioned by the installation, maintenance or removal of such Satellite Dishes. Landlord makes no representations or warranties whatsoever with respect to the fitness or suitability of the Building for the installation, maintenance and operation of any Satellite Dishes, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from any Satellite Dishes and the presence of any interference with such signals, whether emanating from the Building or otherwise.

49.
Notices. All notices hereunder shall be in writing and sent by United States certified mail (postage prepaid) or hand delivered. For convenience, additional copies via e-mail are encouraged, but not required.

If to Landlord:	Jesse Y. Sayegh
Cranford Theatre Holding Co, LLC
250 East Broad Street
Westfield, New Jersey 07090
Telephone: 908-232-7100
Facsimile: 908-232-7340
Email: rmsmovies@aol.com

With a copy to:	Gayla Germain. Esq.
42 South Crescent
Maplewood, New Jersey 07040
Telephone: (973) 762-2054
Email: gmwg@mac.com
If to Tenant:	DC Cranford Cinema, LLC
250 East Broad Street
Westfield, New Jersey 07090
Attention: A. Dale Mayo, Manager
Telephone: (973) 479-3301
Facsimile: (973) 635-8788
Email: bmayo@digiplexdest.com

With a copy to:	John D. Vaughan, Esq.
K&L Gates LLP
599 Lexington Avenue
New York, New York 10022
Telephone: (212) 539-4006
Facsimile: (212) 536-3901
Email: jack.vaughan@klgates.com

In either case, at such other address as either party by written notice to the other party shall furnish. In the event that Tenant shall fail to give Landlord written notice of its election to exercise any of the options granted above, the option and any subsequent options shall thereafter be and become null and void and of no further force and effect.

50.	Damage or Destruction.

(a) If any portion of the Leased Premises is rendered untenantable or inaccessible by damage from fire or other casualty, then, unless Tenant is entitled to and elects to terminate this Lease pursuant to subsection (c) below, Landlord shall, to the extent of available insurance proceeds therefor, use reasonable efforts to diligently repair and restore the Leased Premises to the condition of the Leased Premises immediately before such fire or other casualty to the extent permitted by then applicable Laws; provided, however, that in no event shall Landlord have any obligation for any of Tenant’s Alterations, Tenant’s Theatre Fixtures and Equipment, or any other personal property on or about the Leased Premises, unless such damage is due to the negligence or willful misconduct of Landlord or Landlord’s agents and representatives.

(b) If Landlord is required to repair damage to the Leased Premises, this Lease shall continue in effect, but Tenant’s Base Rent shall be abated with regard to any portion of the Leased Premises that Tenant is prevented from using by reason of such damage or its repair from the date of the casualty until substantial completion, and Landlord shall diligently pursue restoration of the affected portion of the Leased Premises to the condition existing prior to such damage.  In no event shall Landlord have any obligation to make any repairs to the extent the cost of such repairs would exceed the aggregate amount of insurance proceeds actually received by Landlord to perform the repair work. Landlord shall not be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty or by reason of any repairs to any part of the Leased Premises necessitated by such casualty, unless such injury is caused by the willful misconduct or negligent acts or omissions of Landlord or Landlord’s agents or representatives.

(c) Tenant may elect to terminate this Lease following damage by fire or other casualty under the following circumstances: (i) if, in the reasonable judgment of Tenant, in coordination with the professional opinion of a certified architect or engineer, the Leased Premises cannot be substantially repaired and restored under applicable laws within one hundred eighty (180) days from the date of the casualty, or (ii) if the fire or other casualty occurs during the last two (2) years of the then-current term.

If the circumstances described in subsections (a) or (b) of this Section 50 occur or arise, Tenant may give written notice to Landlord within thirty (30) days after the date of the casualty, specifying that Tenant elects to terminate this Lease as provided above. If no such notice is given, this Lease shall continue in full force and effect.  If termination is elected, the effective date of termination of this Lease shall be the date of the occurrence of the casualty damages, and the insurance proceeds shall be delivered to Landlord.

51.
Waiver of Right to Jury Trial and Consequential Damages.  Landlord and Tenant mutually waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Leased Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.  Landlord and Tenant mutually waive their respective rights to any and all special, indirect or consequential damages arising as a result of the other party’s breach of or failure to perform its obligations under this Lease.

52.
Estoppel Certificates.  Within fifteen (15) days after written request therefor,  both parties hereto shall execute and deliver to the requesting party to the Lease, in a form reasonably satisfactory to both parties hereto, a certificate stating that this Lease is in full force and effect, describing any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any encumbrance and stating any other information reasonably requested, including the term, the monthly Base Rent, the date to which Rent has been paid, the amount of any security deposit or prepaid rent, and whether either party hereto is in default under the terms of the Lease.  Any statement as to the other party’s performance of its obligations under this Lease may be limited to the certifying party’s actual knowledge (and not imputed or constructive knowledge) without need to conduct any independent investigation.

53.
Americans With Disabilities Act.  Notwithstanding anything to the contrary contained herein, Landlord covenants and represents that the Leased Premises (including all bathrooms therein) are in compliance with the requirements of The Americans with Disabilities Act of 1990, Public Law 1010336, 42 U.S.C. §12101 et seq., as amended, and any similar state or local law, regulation or ordinance (the “ADA”).  Landlord shall indemnify Tenant for all claims, damages, judgments, penalties, fines, administrative proceedings, cost, expenses and liability arising from the failure of the Leased Premises to comply with the ADA as of the Commencement Date, except to the extent such non-compliance arises from alterations performed by (or other actions of) Tenant therein during any early entry period.

54.	Right of First Refusal.

(a)  Should Landlord (which, for purposes of this Section 54 only, shall include any successor Affiliates of Landlord), receive an offer to purchase, assign or otherwise transfer (as defined in subsection (d) below) the Property, Building, the Leased Premises, or any part of the Leased Premises (the “Offer Property”), and Landlord desires to accept such offer; or should Landlord make an offer to sell, assign or otherwise dispose of the Offer Property, Landlord shall deliver to Tenant written notice of such offer (the “Offer Notice”), either of which notice  shall include the name and address of the proposed transferee (the “Third Party Transferee”) and copies of the relevant documents setting forth the proposed terms of the transaction (which shall include the purchase price and any broker agreements or obligations).  Tenant shall then have the option to acquire the Offer Property upon the terms and conditions set forth in the Offer Notice or refuse same.  Within ten (10) business days of Tenant’s receipt of the Offer Notice, Tenant shall deliver to Landlord written notice of its intent to accept or decline the Offer Property upon the terms and conditions set forth in the Offer Notice.

(b) If Landlord does not receive Tenant’s response to the Offer Notice within said ten-(10)-day period, Tenant’s option to acquire the Offer Property pursuant to the terms set forth in the Offer Notice shall immediately cease and become null and void without need of any further action from any party, and Landlord shall have the right to proceed with the transfer to the Third Party Transferee, unencumbered by any rights of Tenant to acquire the Offer Property or otherwise interfere with the transactions contemplated in the Offer Notice only.   Tenant’s right of first refusal as set forth in subsection (a) above shall be revived in the event of any material changes in the Offer Notice or in the event the contemplated transaction fails to close with the named Third Party Transferee (or an affiliate thereof).  If Tenant’s right of first refusal is revived, the parties shall act again in accordance with the provisions set forth in subsection (a) above with respect to any new offer of the type described in subsection (a) above.  Tenant’s right of first refusal is personal to the named Landlord or any successor Affiliate thereof and shall terminate as against any third party successor to the Landlord’s interest herein.

(c) If Tenant properly declares, within said ten (10) day period, its intent to acquire the Offer Property upon the terms and conditions set forth in the Offer Notice, Landlord and Tenant shall enter into the transfer agreements and close the transactions as contemplated in such Offer Notice, based upon the terms set forth therein.

(d) For purposes of this provision, “transfer” shall mean any direct or indirect transfer, including, but not limited to: (i) an involuntary transfer such as a transfer pursuant to a foreclosure sale; (ii) a transfer resulting by operation of law, or as a result of any merger, consolidation or similar action with an entity that is not an Affiliate of Landlord; (iii) the transfer of an equity interest in Landlord (or in Landlord’s parent, subsidiary, or any entity that controls, is controlled by, or under common control of Landlord) if the transfer of the equity interest results in a change in control of Landlord; and (iv) any assignment of beneficial interest if the Property, Building, the Leased Premises or any part of the Leased Premises are held in a trust.

55.	Leasehold Mortgage. Tenant shall at all times have the right to enter into or grant one or more Leasehold Mortgages (as hereafter defined) without Landlord’s consent or approval.  Tenant may encumber, pledge, grant, or convey its rights, title and interest under this Lease by way of a Leasehold Mortgage (or assignment) to secure payment of any loan or loans obtained by Tenant.  “Leasehold Mortgage” means, with respect to the Leased Premises and the Tenant’s improvements therein, a mortgage or any other instrument securing payment of a debt that encumbers Tenant’s interest, if any, in this Lease for the Leased Premises.  Provided Tenant shall reimburse Landlord’s legal and administrative fees within thirty (30) days’ receipt of Tenant’s invoice therefor, Landlord agrees to provide commercially reasonable cooperation with Tenant and Tenant’s mortgagee by executing and delivering such documents or instruments and take such further action as may be reasonably necessary to satisfy Tenant’s rights under this Section 55.

IN WITNESS WHEREOF, the parties hereto, through their authorized representatives, have executed this Agreement as of the day and year first above written.

CRANFORD THEATRE HOLDING CO, L.L.C.

By:	/s/ Jesse Y. Sayegh
Jesse Y. Sayegh
Title: Manager

DC CRANFORD CINEMA, LLC

By:	/s/ A. Dale Mayo
A. Dale Mayo
Title: Manager

[signature page to Crandford Lease]

EXHIBIT A

DESCRIPTION OF LEASED PREMISES

EXHIBIT A

DESCRIPTION OF LEASED PREMISES